   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 17, 1998
                                                  REGISTRATION NO. 333-_________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                         NATIONAL GOLF PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)

        MARYLAND                                           95-4549193
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                         Identification No.)

                         2951 28TH STREET, SUITE 3001
                        SANTA MONICA, CALIFORNIA  90405
                                (310) 664-4100

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               WILLIAM C. REGAN
                   VICE PRESIDENT - CONTROLLER AND TREASURER
                        NATIONAL GOLF PROPERTIES, INC.
                         2951 28TH STREET, SUITE 3001
                        SANTA MONICA, CALIFORNIA  90405
                                (310) 664-4100

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:
                             DAVID M. HERNAND, ESQ.
                                LATHAM & WATKINS
                       633 WEST FIFTH STREET, SUITE 4000
                         LOS ANGELES, CALIFORNIA 90071
                                (213) 485-1234

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================

                                                            PROPOSED MAXIMUM         PROPOSED MAXIMUM
                                         AMOUNT TO BE          PRICE PER            AGGREGATE OFFERING         AMOUNT OF
   TITLE OF SHARES TO BE REGISTERED       REGISTERED           SHARE (2)                PRICE (3)           REGISTRATION FEE
===================================================================================================================================
Common Stock, par value
$.01 per share........................     2,800,616(1)            $27.31                   $76,484,823            $21,263
====================================================================================================================================

(1) Including an indeterminate number of shares which may be issued by the Company with respect to such shares of Common Stock by way of a stock dividend or stock split or in connection with a stock combination, recapitalization, merger, consolidation or otherwise.
(2) Based upon the average of the high and low prices of the shares of Common Stock reported on the New York Stock Exchange on November 12, 1998, pursuant to Rule 457(c) of the Securities Act of 1933.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
The information in this prospectus is not complete and may be changed. The securities covered by this prospectus may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offe or sale is not permitted.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS
----------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 17, 1998
                         NATIONAL GOLF PROPERTIES, INC.
                                2,800,616 Shares
                                  COMMON STOCK
                                 _____________

   This prospectus relates to the possible offer and sale from time to time of up to 2,800,616 shares of our common stock, par value $0.01 per share, by the "Selling Stockholders" identified in this prospectus. We will not receive any of the proceeds from the sale of the shares of common stock offered by the Selling Stockholders. See "Plan of Distribution."

   The Selling Stockholders currently own units of common limited partnership interest in National Golf Operating Partnership, L.P. (the "Operating Partnership") which were issued to the Selling Stockholders in connection with the formation of our company in August 1993 and in connection with the Operating Partnership's acquisition of certain golf course properties held under option since 1993.

   Pursuant to the partnership agreement for the Operating Partnership, each Selling Stockholder has the right to require us to acquire some or all of the units which the Selling Stockholder owns in exchange for shares of our common stock or, at the option of the Selling Stockholder, cash. The Selling Stockholders are subject to limitations on the number of units that can be exchanged for shares of common stock in a twelve-month period as well as other ownership limits imposed by our charter in order to maintain our status as a real estate investment trust. The 2,800,616 shares of common stock referred to in this prospectus represent shares which we may issue to the Selling Stockholders in exchange for their units.

   We are registering the offer and sale of these shares pursuant to our contractual obligations in order to provide the Selling Stockholders with freely tradable securities, but the registration of such shares does not necessarily mean that all of the shares will be issued in satisfaction of the Selling Stockholders' exchange rights or that any of the shares will be offered or sold by the Selling Stockholders.

   Our shares of common stock are traded on the New York Stock Exchange (the "NYSE") under the symbol "TEE." On November 16, 1998, the closing sale price of our common stock was $27.63.

   SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN SHARES OF OUR COMMON STOCK.
                               _________________

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
      COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED
            UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               _________________

              THE DATE OF THIS PROSPECTUS IS NOVEMBER _____, 1998

                               TABLE OF CONTENTS

                                                                                                 PAGE
                                                                                                 ----
Where You Can Find More Information                                                                 2
Forward Looking Statements                                                                          3
The Company                                                                                         4
Risk Factors                                                                                        4
Description of Capital Stock                                                                       11
Partnership Agreement                                                                              16
Certain provisions of Maryland Law and the Company's Charter and Bylaws                            21
Federal Income Tax Considerations                                                                  26
Selling Stockholders                                                                               39
Plan of Distribution                                                                               40
Legal Matters                                                                                      41
Experts                                                                                            41

                      WHERE YOU CAN FIND MORE INFORMATION

   National Golf Properties, Inc. (the "Company", "we" or "us") files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any materials that we have filed with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We file information electronically with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov. You also may inspect copies of these materials and other information about us at The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), before the termination of the offering of the shares made under this prospectus:

      . Report on Form 10-K for the fiscal year ended December 31, 1997, filed on February 10, 1998; and Report on Form 10-K/A for the fiscal year ended December 31, 1997, filed on September 2, 1998.

      . Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, filed on May 15, 1998, August 13, 1998 and November 12, 1998, respectively, and Report on Form 10-Q/A for the fiscal quarter ended March 31, 1998 filed on September 2, 1998.

      .  Proxy Statement for Annual Meeting of Stockholders held on May 5, 1998.

      .  Current Report on Form 8-K filed on March 26, 1998.

   We will provide without charge to each person who requests it in writing a copy of any or all of the documents incorporated by reference in this prospectus, except the exhibits to those documents (unless the exhibits are specifically incorporated by reference in the documents). You should direct requests for these copies to National Golf Properties, Inc., 2951 28th Street, Suite 3001, Santa Monica, California 90405, Attention: Investor Relations; telephone number (310) 664-4100.

   This prospectus is part of a registration statement we filed with the SEC. The prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. For each of these contracts, agreements or documents filed as an exhibit to the registration statement, we refer you to the actual exhibit for a more complete description of the matters involved. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                           FORWARD-LOOKING STATEMENTS

   In addition to historical information, we have made forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus, such as those pertaining to our capital resources, performance of our golf course properties and result of operations. "Forward-looking statements" are projections, plans, objectives or assumptions about the Company. Forward-looking statements involve numerous risks and uncertainties and you should not place undue reliance on such statements since there can be no assurance that the events or circumstances reflected in these statements will actually occur. Certain such forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "pro forma," "estimates," or "anticipates" or the negative thereof or other variations thereof or comparable terminology, or by discussions of strategy, plans or intentions. Such forward-looking statements are necessarily dependent on assumptions, data or methods that may be incorrect or imprecise and they may be incapable of being realized. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: defaults or non-renewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"), environmental uncertainties, risks related to natural disasters and financial market fluctuations. Our success also depends upon economic trends generally, including interest rates, income tax laws, governmental regulation, legislation, population changes and those risk factors discussed in this prospectus under the heading "Risk Factors." Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only. We assume no obligation to update forward-looking statements.

                                  THE COMPANY

   Although National Golf Properties, Inc. and National Golf Operating Partnership, L.P. are separate entities, for ease of reference, the terms "the Company," "we," "us," and "our" refer to the business and properties of both of these entities and our subsidiaries, unless the context indicates otherwise.

   We are a self-administered real estate investment trust ("REIT") and the largest publicly-traded company in the United States specializing in the acquisition and ownership of golf course properties. As of November 1, 1998, our portfolio consists of 131 golf courses, which courses are geographically diversified among 26 states.

   We lease our golf courses to experienced and creditworthy operators under long-term triple net leases. The lessees of such courses pay minimum base rent on each property. In addition, our leases contain a percentage rent feature that enables us to participate in growth in revenues of the golf courses. The leases include strict maintenance standards and require the lessees to pay substantially all operating expenses.

   The Operating Partnership holds all of our assets and conducts all of our operations. Some of our golf course properties are owned by partnerships in which the Operating Partnership acts as managing general partner and owns at least a 50% interest. We are the sole general partner of the Operating Partnership and we currently own 58.5% of the common partnership interests in the Operating Partnership. The limited partners are individuals, partnerships and others who have contributed their properties in exchange for units of common limited partnership interest ("Common Units") or cash in exchange for units of preferred limited partnership interest ("Preferred Units").

   National Golf Properties, Inc. is a Maryland corporation founded in 1993 by David G. Price, our Chairman of the Board of Directors. Our executive offices are located at 2951 28th Street, Suite 3001, Santa Monica, California 90405, and our telephone number is (310) 664-4100.

                                  RISK FACTORS

   Set forth below are the risks that we believe are material to investors who purchase or own our common stock. In addition to other information contained or incorporated by reference in this prospectus or in an accompanying prospectus supplement, you should carefully consider the following factors before acquiring shares of common stock offered hereby.

CONFLICTS OF INTEREST

   Competition from Other Golf Courses Operated by AGC. American Golf Corporation ("AGC") is a golf course management company that is responsible for managing 126 of our golf course properties (including one golf course securing a participating mortgage loan). Excluding our properties, AGC and its subsidiaries also currently manage and operate more than 157 golf courses and related facilities located in 31 states and the United Kingdom. Some of these golf courses and related facilities are located in the same geographic areas as our golf properties and may compete with them. AGC's operation of its other golf courses may subject David G. Price, as the Chairman of the Board of Directors of the Company and a significant stockholder and Chairman of the Board of Directors of AGC, to certain conflicts of interest. No limitations exist on the operation of any competitive golf courses and related facilities by AGC or other affiliates of Mr. Price. Substantial restrictions, however, exist on the ownership of golf courses by AGC or other affiliates of Mr. Price.

   Other Conflicts. Other transactions involving us and affiliates of David G. Price also may give rise to conflicts of interest, including conflicts relating to selection of operators for golf courses acquired in the future and consideration of our right of first refusal to acquire Common Units upon any proposed transfer of Common Units as provided in the partnership agreement for the Operating Partnership. To mitigate such conflicts, however, the Independent Committee of our Board of Directors is required to approve any such transactions. See "Certain Provisions of Maryland Law and the Company's Charter and Bylaws--Corporate Governance" on page 22.

ADVERSE IMPACT ON THE COMPANY'S DISTRIBUTIONS OF FAILURE OF THE COMPANY TO REMAIN QUALIFIED AS A REIT

   We currently operate and have operated since 1993 in a manner that is intended to allow us to qualify as a REIT for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code").

   Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Code (the "Treasury Regulations") is greater in the case of a REIT that holds its assets in partnership form. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources. Also, we must make distributions to stockholders aggregating annually at least 95% of our net taxable income (excluding capital gains). In addition, legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

   If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates. We also could be subject to the federal alternative minimum tax. Unless we are entitled to relief under specific statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for distribution to you would be reduced substantially for each of the years involved. "See Federal Income Tax Considerations--Failure to Qualify," on page 34.

OWNERSHIP LIMIT

   To maintain our qualification as a REIT, not more than 50% in value of our outstanding shares of capital stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code). In addition, the Code imposes certain other limitations on the ownership of the stock of a REIT. See "Federal Income Tax Considerations" on page 26. For the purpose of preserving our tax status as a REIT, our charter prohibits actual or constructive ownership of more than 9.8% (by number or value, whichever is more restrictive) of the outstanding common stock by any person (the "Ownership Limit"), and prohibits actual or constructive ownership of the outstanding shares of Series A Preferred Stock (as defined below) by any single stockholder so that no such stockholder, taking into account their ownership of any other capital stock of the Company, may own in excess of 9.8% (by value) of the outstanding shares of our capital stock. The constructive ownership rules are complex and may cause shares of our capital stock owned, actually or constructively, by a group of related individuals and/or entities to be deemed to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the outstanding shares of our common stock, or the acquisition of less than 9.8% (by value) of the outstanding shares of our common stock and Series A Preferred Stock (or the acquisition of an interest in an entity which owns shares of common stock or Series A Preferred Stock), by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of the outstanding shares of common stock or our capital stock, and thus subject such shares of common stock to the Ownership Limit or such shares of Series A Preferred Stock to the ownership limit relating to the Series A Preferred Stock. Actual or constructive ownership of shares of our common stock and/or Series A Preferred Stock in excess of such limits would cause the violative transfer or ownership to be void or cause such shares to be transferred to a charitable trust and then sold to a person or entity who can own such shares without violating such limits. See "Description of Capital Stock--Restrictions on Ownership and Transfer" on page 13.

DEPENDENCE OF THE COMPANY'S REVENUES AND ABILITY TO MAKE DISTRIBUTIONS ON AGC AS THE PRIMARY LESSEE OF THE COMPANY'S GOLF COURSES

   AGC is the lessee of all but five of the golf courses and related facilities currently owned by us. Our revenues and ability to pay distributions are largely dependent on rental payments by AGC under long-term leases relating to its golf courses. The terms of the leases for our existing golf courses require AGC to make monthly minimum rental payments for each of our golf courses and additional quarterly payments calculated as a percentage of the revenues of each such golf course. Our ability to increase distributions in the future will be dependent, in part, on the growth of percentage rent payments under the leases, which in turn will depend on the success of AGC in increasing the revenues of our golf courses. AGC currently has sufficient assets and income to satisfy its immediate obligations under its existing leases with us. However, we cannot be sure that AGC will have such assets or income in the future or that AGC will elect to renew any of such leases upon the expiration of their initial terms, which range between 15 and 20 years.

REAL ESTATE INVESTMENT CONSIDERATIONS

   General. Investments in golf courses and related properties are subject to risks typically associated with investments in real estate. Such risks include the possibility that golf courses and any associated properties will generate total revenue lower than those anticipated or will yield returns lower than those available through investment in comparable real estate or other investments. Revenue from golf courses and yields from investments in such properties may be affected by many factors, including changes in government regulations, general or local economic conditions, the available local supply of golf courses, a decrease in the number of people playing golf, a reduction in rental income or adverse weather conditions. The value of golf course properties to the owners of such properties or prospective buyers can fluctuate significantly based on these factors as well as other factors relating to how such properties are operated, including an owner's or buyer's debt structure, ability to operate and method of operating courses and the owner's or buyer's desired rate of return on its investment in such properties.

   One factor specifically affecting real estate investments in golf facilities is the availability of water. The ability of an owner of a golf course to irrigate such course could be adversely impacted due to a drought or other water shortage. If the quantity of irrigation water was reduced as a result of a drought or other water shortage, the available water would be used first on selected areas of the affected golf course such as tees and greens and then on remaining areas of the golf course. A severe drought of extensive duration experienced in regard to a large number of properties could adversely affect the operator of such properties and, accordingly, adversely affect the rental revenue received by the owners of such properties.

   Equity investments in real estate are relatively illiquid and, therefore, our ability to vary our portfolio promptly in response to changed conditions will be limited. Our Board of Directors may establish limitations as it deems appropriate from time to time, but currently does not limit the number of properties in which we will seek to invest or on the concentration of investments in any one geographic region. While we are authorized to invest in various types of income-producing real properties, our current strategy concentrates on acquiring golf courses and related facilities. Consequently, the Company will be subject to the risks associated with investments in a single industry.

   Environmental Matters. We are subject to various federal, state and local laws, ordinances and regulations that make property owners or operators liable for the costs of removal or remediation of certain hazardous substances released on in its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The presence of hazardous substances on our properties or our failure to properly remediate such substances may adversely affect our ability to sell, rent or borrow against such contaminated property.

   We have not been notified by any governmental authority of any material non-compliance, liability or other claim in connection with any of our properties, and we are not aware of any other environmental condition with respect to any of our properties that is likely to be material. All of our golf courses have been subjected to a preliminary environmental investigation. Such investigation generally involves an examination of public records for ownership, use and current permitting status, site visits, visual inspections for indications of contamination or potential contamination and interviews with the on-site managers. However, such inspection generally has not involved invasive procedures, such as soil sampling or ground water analysis. As a result, there can be no assurance that the environmental studies of our properties would have revealed all environmental conditions, liabilities or compliance concerns.
Also, environmental conditions, liabilities or compliance concerns may have arisen at a property after the related review was completed. Although all of our lease agreements provide that the lessees will indemnify us for certain potential environmental liabilities at the golf courses, there can be no assurance that the indemnification provided by such leases would be sufficient to satisfy all environmental liabilities.

   Uninsured Loss. Our tenants are required to carry comprehensive liability, fire, flood (for certain courses) and extended coverage on all of our properties. We believe that the policy specifications and insured limits are customary for similar properties and all of our existing golf courses are insured in accordance with industry standards. There are, however, certain types of losses (generally of a catastrophic nature, such as those caused by wars or earthquakes) which may be either uninsurable or not economically insurable. Should an uninsured loss occur, we could lose both our invested capital in and anticipated profits from a property.

POSSIBLE ADVERSE EFFECTS ON MARKET PRICE OF COMMON STOCK ARISING FROM SHARES AVAILABLE FOR FUTURE SALE

   Prevailing market prices for shares of our common stock could be adversely affected by sales of a substantial number of shares of our common stock (including shares issued in connection with the exchange or sale of Common Units) or the perception that this could occur.

   We may be required to issue to the holders of Common Units up to 8,738,394 shares of common stock if and when such holders exchange their Common Units for shares of common stock, subject to the Ownership Limit and other restrictions described below. We also may need to sell a similar number of shares of common stock to raise funds to acquire Common Units if such holders elect to put their Common Units to us for cash instead of exercising their exchange rights.
Holders of Common Units may not effect an exchange or put in a twelve-month period ending on August 18 for more than one-third (or up to 75,000 Common Units, if greater, in connection with any exchange) of the Common Units held by such holder and certain related persons as of the date of the Company's initial public offering, less the number of Common Units exchanged or put by such holder and related persons during such twelve-month period.

   We also may issue additional shares of our common stock or preferred stock from time to time to raise funds to acquire additional properties or pay operational expenses. In addition, under certain limited circumstances, we may be required to issue shares of Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the "Series A Preferred Stock"), to existing holders of Preferred Units designated as "Series A Cumulative Redeemable Preferred Units" (the "Series A Preferred Units") upon exchange of such Series A Preferred Units. See "Partnership Agreement--8% Series A Cumulative Redeemable Preferred Units" on page 18.

   Existing holders of Common Units, including David G. Price and Dallas P. Price, are not restricted under the partnership agreement from transferring their Common Units to third parties or other holders of Common Units, subject to the Operating Partnership's right of first refusal to purchase such Common Units and certain other conditions of sale prior to any such disposition. However, some of our debt instruments restrict the ability of David G. Price to dispose of his Common Units under certain circumstances.

   We have agreed to register the shares of common stock issuable upon exchange of all Common Units held by the Selling Stockholders, and have filed a registration statement (of which this prospectus is a part) pursuant to such agreement. We also have granted certain registration rights with respect to 1,500,000 shares of Series A Preferred Stock issuable upon the exchange of 1,500,000 Series A Preferred Units issued by the Operating Partnership in a private placement to an institutional investor in March and April of 1998.

EFFECT OF DEFAULTS UNDER THE COMPANY LEASES ON DISTRIBUTIONS TO STOCKHOLDERS

   Our distributions to stockholders are dependent principally on rental payments under the existing leases of our golf course properties. Increases in base rent and percentage rent under such leases or the payment of rent in connection with future acquisitions will increase our revenue and may increase the amount available to make distributions to our stockholders. However, in the event a lessee defaults on a lease, the rental payments we receive may decrease or stop. The amounts available to make distributions also may decrease if the golf courses that we acquire in the future yield lower than expected revenues. Our distributions also are dependent on a number of other factors, such as:

       .  the amount of funds from operations available for distribution;

       .  our financial condition;

       .  any decision to reinvest funds rather than to distribute such funds;

       .  capital expenditures; and

       . the annual distribution requirements under the REIT provisions of the Code
          (see "Federal Income Tax Considerations" on page 26).

   To qualify as a REIT, we generally must distribute to our stockholders at least 95% of our net taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

   We intend to continue to make distributions to our stockholders to comply with the 95% distribution requirements of the Code and to avoid the nondeductible excise tax. Our income and cash flow consist primarily of rental income from our golf courses. We might need to borrow funds on a short-term basis to meet distribution requirements necessary to qualify as a REIT. These short-term borrowing needs could result from differences in timing between the actual receipt of income and inclusion of income for tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. In this instance, we might need to borrow funds to avoid adverse tax consequences even if the then prevailing market conditions were not generally favorable for these borrowings.

   For federal income tax purposes, distributions paid to our stockholders may consist of ordinary income, capital gains, nontaxable return of capital or a combination of those monies. We provide our stockholders with an annual statement of our designation of the taxability of the distributions.

LIMITS ON CHANGES IN CONTROL

   Certain provisions of our charter and bylaws and Sections 3-602 and 3-702 of the Maryland General Corporation Law, to which we are subject, could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management. As a result, such provisions could prevent our stockholders from being paid a premium for their shares of common stock. See "Certain Provisions of Maryland Law and the Company's Charter and Bylaws--Business Combinations" on page 22, "--Control Share Acquisitions" on page 23 and "--Corporate Governance" on page 22. In addition to the Ownership Limit, our charter and bylaws:

      .  provide for a staggered Board of Directors;

      . authorize the Board of Directors to issue preferred stock without stockholder approval;

      .  grant the Board of Directors authority to amend our Bylaws; and

      . require approval by one more than a majority of the Board of Directors of any transaction involving a change of control of the Company and amendments to our charter and bylaws.

   The consent of the holders of a majority of the Common Units held by limited partners also is required with respect to certain transactions involving the disposition of all Common Units. Each of David G. Price and Dallas P. Price (Mr. Price's former wife) may be deemed to control 41.1% of the outstanding Common Units held by limited partners and, therefore, has the ability to significantly influence any decision to effect such a disposition. The consent of the holders of two-thirds of the outstanding shares of Series A Preferred Stock, if any, also would be required with respect to certain transactions involving a merger of the Company or a sale of substantially all of its assets.

INFLUENCE OF CERTAIN DIRECTORS AND SIGNIFICANT STOCKHOLDERS

   Ability of David G. Price to Designate One Less than a Majority of our Board of Directors. In addition to serving as Chairman of our Board of Directors, David G. Price may be deemed to beneficially own approximately 2.8% of the outstanding shares of common stock (and Common Units exchangeable for an additional 22.3% of the outstanding shares of common stock, subject to the Ownership Limit and restrictions on the number of Common Units that can be exchanged in a twelve-month period). We have entered into a Director Designation Agreement with Mr. Price pursuant to which Mr. Price and his family have the right to designate for nomination or to fill any vacancies on our Board of Directors one less than a majority of our Board of Directors so long as Mr. Price or members of his family (a) continue to serve as directors or executive officers of the Company and (b) together beneficially own at least 20% of the outstanding shares of our common stock (including for these purposes shares issuable upon exchange of Mr. Price's Common Units for shares of common stock without regard to the Ownership Limit and other limitations on the number of Common Units that can be exchanged in a twelve-month period). Accordingly, Mr. Price has substantial influence over our Board of Directors and on the outcome of any matters submitted to our stockholders for approval.

   Independent Committee Actions. Our Board of Directors consists of seven directors, three of which directors include David G. Price, the Chairman of our Board of Directors, James M. Stanich, the President of the Company, and Edward
R. Sause, the Executive Vice President - Finance & Corporate Services of AGC. The remaining four directors are unaffiliated with Mr. Price (the "Independent Directors") and constitute the Independent Committee of the Board of Directors (the "Independent Committee"). Transactions involving the Company and affiliates of Mr. Price, such as negotiation and enforcement of leases, the selection of operators for acquired golf courses and consideration of our right of first refusal to acquire Common Units upon transfer by limited partners, requires the approval of the Independent Committee. Certain other significant actions of our Board of Directors will require the approval of a minimum of five directors and certain matters relating to the Operating Partnership will require the approval of the holders of a majority of the Common Units held by limited partners. See "Certain Provisions of Maryland Law and the Company's Charter and Bylaws--Corporate Governance" on page 22. Each of Mr. Price and Dallas P. Price may be deemed to control 41.1% of the outstanding Common Units held by limited partners and, therefore, has the ability to significantly influence whether approval of such limited partners is obtained.

YEAR 2000

   Many of the world's computer systems currently identify years in a two digit format, instead of a four digit format. These computer systems will be unable to properly interpret dates beyond the year 1999, which could lead to disruptions in our operations. This problem is commonly referred to as the Year 2000 issue.

   We have identified Year 2000 risk in the following three areas:

       . Our Computer Hardware and Software. We have replaced all of our personal computers and most of our software with computers and software that are Year 2000 compliant. We plan to install the remaining software by the end of the second quarter of 1999. We also have purchased new computer servers for installation by the end of 1998, with upgrades by the end of the second quarter of 1999. We anticipate spending approximately $100,000 for such replacement equipment and software. We will continue to conduct ongoing testing to ensure Year 2000 compliance.

       . Tenants' Computer Hardware and Software. We have identified key tenants that we believe could have a material impact on our operations if those tenants are not Year 2000 compliant. We are monitoring our largest tenant, AGC, and have had preliminary discussions with other tenants about their Year 2000 compliance. AGC has informed us that its Year 2000 compliance project is progressing as planned and is expected to be completed by September 1999. We will send written requests to our other tenants to determine their Year 2000 compliance during 1999.

       . Third-Party Service Providers. We have had preliminary discussions with some of our service providers. We will send written requests to our key service providers to determine their Year 2000 compliance during 1999.

   We do not currently have a comprehensive contingency plan for the Year 2000 problem. However, we intend to establish such a plan during 1999 as part of our ongoing Year 2000 compliance effort.

   Despite our efforts to identify and resolve Year 2000 compliance problems, we cannot guarantee that all of our systems will be Year 2000 compliant or that other companies on which we rely will be timely converted. As a result, our operations could be interrupted or otherwise adversely affected.

                          DESCRIPTION OF CAPITAL STOCK

   The following summary of the terms of our capital stock does not purport to be complete and is qualified by the Maryland General Corporation Law and our charter and bylaws (copies of which are attached as exhibits to our Current Report on Form 8-K dated September 26, 1995). See "Where You Can Find More Information" on page 2.

GENERAL

   Our charter authorizes us to issue up to 40,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. As of November 1, 1998, we have 12,509,895 shares of common stock issued and outstanding. Our Board of Directors is authorized to provide for the issuance of shares of preferred stock in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations or restrictions thereof. As of November 1, 1998, our Board of Directors has designated and reserved for issuance 1,500,000 shares of Series A Preferred Stock, none of which have been issued.

COMMON STOCK

   Holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including the election of directors. Except as otherwise required by law or provided in the provisions of our charter regarding the ownership of shares of common stock in excess of the Ownership Limit and similar limitations imposed with respect to preferred stock and in resolutions adopted by our Board of Directors designating the rights and preferences of the Series A Preferred Stock and any other series of preferred stock, the holders of shares of common stock exclusively possess all voting power. Our charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of the Series A Preferred Stock and any other outstanding series of preferred stock and to the provisions of the charter regarding the ownership of shares of common stock in excess of the Ownership Limit and similar limitations imposed with respect to preferred stock, the holders of common stock are entitled to such distributions as may be declared from time to time by the Board of Directors from funds available therefor. We currently make quarterly distributions.

     Under Maryland law, stockholders generally are not liable for the Company's debts or obligations. If the Company is liquidated, subject to the right of any holders of preferred stock to receive preferential distributions, the holder of each outstanding share of common stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, debts and liabilities of the Company, including debts and liabilities arising out of our status as general partner of the Operating Partnership.

     Subject to the provisions of our charter regarding the ownership of shares of common stock in excess of the Ownership Limit and similar limitations imposed with respect to preferred stock, all shares of common stock have equal distribution, liquidation and voting rights, and have no preference or exchange rights. See "--Restrictions on Ownership and Transfer" on page 13.

     Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Under the Maryland General Corporation Law, the term "substantially all of its assets" is not defined and is, therefore, subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular transaction. Our charter does not provide for a lesser percentage in any such situation.

     Our charter authorizes the Board of Directors to reclassify any unissued shares of capital stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series.

PREFERRED STOCK

   We may issue preferred stock from time to time, in one or more series, as authorized by the Board of Directors. Prior to the issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law and our charter to fix for each series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption, as permitted by Maryland law. Because the Board of Directors has the power to establish the preferences, powers and rights of each series of preferred stock, it may afford the holders of any series of preferred stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of common stock.

8% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

   The Board of Directors has designated 1,500,000 of our preferred stock as 8% Series A Cumulative Redeemable Preferred Stock. No shares of Series A Preferred Stock are currently outstanding, but upon issuance the holders of such shares will have the rights and preferences described below.

   General. Holders of Series A Preferred Stock will be entitled to receive cumulative preferential distributions from the date of issue (including any accrued but unpaid distributions in respect of Series A Preferred Units at the time that such units are exchanged for shares of Series A Preferred Stock), payable on or before the 15th of February, May, August, and November of each year, in cash, at the rate per annum of 8% of the $50.00 liquidation preference per share in preference to any payment made on any other classes of capital stock or other equity securities of the Company, other than any class or series of equity securities of the Company expressly designated as ranking on a parity with or senior to the Series A Preferred Stock.

   Redemption. The Series A Preferred Stock may be redeemed, at our option, on and after March 4, 2003, in whole or in part from time to time, at a redemption price payable in cash equal to $50.00 per share of Series A Preferred Stock, plus any accrued but unpaid dividends to the date of redemption. The redemption price of the Series A Preferred Stock (other than the portions thereof consisting of accumulated but unpaid dividends) will be payable solely out of the sale proceeds of capital stock of the Company.

   Limited Voting Rights. If we fail to make full distributions on any Series A Preferred Stock on a timely basis with respect to any six quarterly distribution periods, whether or not consecutive, the holders of such Series A Preferred Stock and any other class or series of parity preferred stock will have the right to elect two additional directors to the Board of Directors until all distributions in arrears and distributions for the then current quarter have been paid in full. In addition, for so long as any shares of Series A Preferred Stock are outstanding, without the consent of two-thirds of the holders of the Series A Preferred Stock then outstanding, we may not:

        . designate, authorize or create, or increase the authorized or issued amount of, reclassify any authorized class of shares or issue obligations or securities convertible into, shares of any class of equity securities ranking prior to the Series A Preferred Stock with respect to distributions or rights upon liquidation, dissolution, or winding-up;

        . designate, authorize or create, or increase the authorized or issued amount of, reclassify any authorized class of shares or issue obligations or securities convertible into, shares of any class of equity securities ranking equal to the Series A Preferred Stock with respect to distributions or rights upon liquidation, dissolution, or winding-up, if such securities are issued to an affiliate of the Company; or

        . either (i) consolidate with, merge into, or transfer or lease substantially all of the assets to, any corporation or other entity, or (ii) amend, alter or repeal the provisions of our charter or bylaws, whether by merger, consolidation or otherwise, in a manner that adversely affects the powers, special rights, preferences, privileges or voting power of the Series A Preferred Stock; unless in either case the Series A Preferred Stock remains outstanding on the same terms or is otherwise substituted for by other preferred stock with substantially similar terms.

   The Series A Preferred Stock will have no voting rights other than as described above and as otherwise provided by applicable law.

   Liquidation Preference. Each share of Series A Preferred Stock is entitled to a liquidation preference of $50.00 per share, plus any accrued but unpaid distributions, in preference to any other class or series of capital stock of the Company.

OWNERSHIP BY DAVID G. PRICE AND DALLAS P. PRICE

   As of November 1, 1998, David G. Price may be deemed to beneficially own 354,938 shares of common stock and 3,589,292 Common Units that are exchangeable for shares of common stock at an exchange ratio of one Common Unit for each share of common stock, subject to the Ownership Limit and restrictions on the number of Common Units that can be exchanged in a twelve-month period. Similarly, Dallas P. Price, Mr. Price's former wife, may be deemed to beneficially own 354,737 shares of common stock and 3,589,293 Common Units (with similar exchange rights). Assuming Mr. Price and Mrs. Price could immediately exchange all such Common Units for shares of common stock without regard to the Ownership Limit and the limit on the number of Common Units that can be exchanged in a twelve-month period, each of Mr. Price and Mrs. Price might be deemed to beneficially own approximately 24.5% of the outstanding common stock.

   Under our charter, however, each of Mr. Price and Mrs. Price is prohibited from owning, in the aggregate, more than 9.8% of the outstanding shares of common stock. In order for Mr. Price or Mrs. Price to be able to exercise his or her right to exchange Common Units for shares of common stock in excess of the Ownership Limit, our Board of Directors would have to waive the Ownership Limit as permitted under our charter. Our Board of Directors does not currently intend to waive the Ownership Limit with respect to either Mr. Price or Mrs. Price. However, upon the affirmative vote of two-thirds of the outstanding shares of capital stock entitled to vote in the election of directors, our stockholders could amend our charter to eliminate the Ownership Limit.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

   Internal Revenue Code Requirements. To maintain our tax status as a REIT, no less than six individuals (as defined in the Code to include certain entities) can own, actually or constructively, more than 50% in value of our issued and outstanding capital stock at any time during the last half of a taxable year. Attribution rules in the Code determine if any individual or entity actually or constructively owns our capital stock under this requirement. Additionally, at least 100 or more persons must beneficially own our capital stock during at least 335 days of a taxable year. Also, rent from Related Party Tenants (as defined below under "Federal Income Tax Considerations--Taxation of the REIT-- Income Tests") is not qualifying income for purposes of the gross income tests of the Code. See "Federal Income Tax Considerations--Taxation of National Golf Properties, Inc.--Requirements for Qualification as a REIT" on page 26. To help ensure we meet these tests, our charter restricts the acquisition and ownership of shares of our capital stock.

   Transfer Restrictions in Charter. Subject to certain exceptions specified in our charter, no holder may own, either actually or constructively under the applicable attribution rules of the Code, more than 9.8% (by number or value, whichever is more restrictive) of the outstanding shares of common stock. Also, the ownership limit relating to Series A Preferred Stock provides that, subject to certain specified exceptions, no person or entity may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, Series A Preferred Stock which, taking into account any other capital stock of the Company actually or constructively owned by such person or entity, would cause such ownership to exceed 9.8% (by value) of our outstanding shares of capital stock. The constructive ownership rules are complex, and may cause shares of our capital stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of the shares of our common stock, or the acquisition of shares of Series A Preferred Stock which, taking into account any other shares of our capital stock, results in an acquisition of less than 9.8% (by value) of our outstanding shares of capital stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock or Series A Preferred Stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock or capital stock and thus violate the ownership limits described above or as otherwise permitted by the Board of Directors. In addition, a violation of the ownership limit relating to the Series A Preferred Stock may occur as a result of a fluctuation in the relative value of such stock and the common stock, even absent a transfer or other change in actual or constructive ownership of such stock. The Board of Directors may, but in no event will be required to, waive the ownership limits described above with respect to a particular stockholder if it determines that such ownership will not jeopardize the Company's status as a REIT and the Board of Directors otherwise decides such action would be in the best interest of the Company. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving the REIT status of the Company.

   In addition to the foregoing ownership limits, no holder may own, either actually or constructively under the applicable attribution rules of the Code, any shares of any class of our capital stock if:

        . more than 50% in value of our outstanding capital stock would be owned, either actually or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities),

        . our capital stock would be beneficially owned by less than 100 persons (determined without reference to any rules of attribution), or

        .  we would fail to qualify as a REIT.

   Any person who acquires or attempts or intends to acquire actual or constructive ownership of our shares of capital stock that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT.

   Effect of Violation of Transfer Restrictions. If any attempted transfer of our capital stock or any other event would otherwise result in any person violating the ownership limits described above, or as otherwise permitted by the Board of Directors, then any such purported transfer will be void and of no force or effect with respect to the attempted transferee (the "Prohibited Transferee") as to that number of shares in excess of the applicable ownership limit and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such excess shares (the "Prohibited Owner") shall cease to own any right or interest) in the excess shares. Any excess shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by us (the "Beneficiary"). The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer. Within 20 days of receiving notice from us of the transfer of shares to the trust, the trustee of the trust (who shall be designated by us and be unaffiliated with us and any Prohibited Transferee or Prohibited Owner) will be required to sell the excess shares to a person or entity who could own such shares without violating the applicable ownership limit or as otherwise permitted by the Board of Directors, and distribute to the Prohibited Owner or Prohibited Transferee, as applicable, an amount equal to the lesser of the price paid by the Prohibited Transferee or Prohibited Owner for the excess shares or the sales proceeds received by the trust for the excess shares. In the case of any excess shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell the excess shares to a qualified person or entity and distribute to the Prohibited Owner or Prohibited Transferee, as applicable, an amount equal to the lesser of the Market Price (as defined in our charter) of the excess shares as of the date of such event or the sales proceeds received by the trust for the excess shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any excess shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by us with respect to the excess shares, and also will be entitled to exercise all voting rights with respect to the excess shares. Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Transferee or Prohibited Owner, as applicable, prior to our discovery that our shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to our discovery that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. In the event that the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the applicable ownership limit or as otherwise permitted by the Board of Directors, then our charter provides that the transfer of the excess shares will be void.

   If shares of capital stock which would cause us to be beneficially owned by less than 100 persons are transferred to any person, the transfer shall be null and void in its entirety, and the intended transferee will acquire no rights to the stock.

   If the Board of Directors shall at any time determine in good faith that a person intends to acquire or own, has attempted to acquire or own, or may acquire or own our capital stock in violation of the limits described above, the Board of Directors shall take actions to refuse to give effect to or to prevent the ownership or acquisition. These actions include but are not limited to authorizing us to repurchase stock, refusing to give effect to such ownership or acquisition on our books, or instituting proceedings to enjoin such ownership or acquisition.

   All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.

   All persons who own a specified percentage (or more) of the outstanding shares of our stock must file with us a completed questionnaire annually containing information about their ownership of the shares, as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage will be set between

0.5% and 5.0%, depending on the number of record holders of shares. In addition, each stockholder may be required to disclose to us in writing information about the actual and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

   These ownership limitations could discourage a takeover or other transaction in which holders of some, or a majority, of shares of common stock or convertible preferred stock might receive a premium for their shares over the then prevailing market price or which stockholders might believe to be otherwise in their best interest.

TRANSFER AGENT AND REGISTRAR

   ChaseMellon Shareholder Services is the transfer agent and registrar for our shares of common stock.

                             PARTNERSHIP AGREEMENT

   The following summary of the partnership agreement for the Operating Partnership, including the descriptions of certain provisions set forth elsewhere in this prospectus, is qualified in its entirety by reference to the partnership agreement.

MANAGEMENT

   The Operating Partnership is a Delaware limited partnership. Generally, pursuant to the partnership agreement, the Company, as the sole general partner of the Operating Partnership, has full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, including the ability to cause the Operating Partnership to enter into certain major transactions such as acquisitions, dispositions, refinancings and selection of golf course operators and to cause changes in the Operating Partnership's line of business and distribution policies. The Operating Partnership has both common limited partnership interests and preferred limited partnership interests. As of November 1, 1998, the Operating Partnership has 8,738,394 Common Units held by limited partners and 1,500,000 Series A Preferred Units issued and outstanding. The limited partners holding Common Units and Series A Preferred Units have no authority to transact business for, or participate in the management activities or decisions of, the Operating Partnership, except in limited circumstances set forth in the partnership agreement and as required by applicable law.

   The consent of the holders of a majority of the outstanding Common Units held by limited partners is required with respect to certain extraordinary actions involving the Operating Partnership, including:

         . the amendment, modification or termination of the partnership agreement;

         . a general assignment for the benefit of creditors or the appointment of a custodian, receiver or trustee for any of the assets of the Operating Partnership;

         . the institution of any proceeding for bankruptcy of the Operating Partnership

         . the transfer of any general partnership interests in the Operating Partnership, including through any merger, consolidation or liquidation of the Company, subject to certain exceptions; and

         . the admission of any additional or substitute general partner in the Operating Partnership.

   In addition, until such time as the Company owns 85% or more of the total percentage interest in the Operating Partnership, the consent of the holders of a majority of the Common Units held by limited partners also will be required with respect to the dissolution of the Operating Partnership, the sale or other transfer of all or substantially all of the assets of the Operating Partnership and certain mergers and business combinations resulting in the complete disposition of all partnership interests in the Operating Partnership held by limited partners. The holders of Series A Preferred Units also have certain limited approval rights which could affect management of the Operating Partnership. See "--8% Series A Cumulative Redeemable Preferred Units -- Limited Approval Rights."

TRANSFERABILITY OF INTERESTS

   The partnership agreement provides that limited partners may transfer their partnership interests in the Operating Partnership subject to certain limitations. Other than transfers to affiliates of David G. Price or the Company or pledges securing loans made by financial institutions or transfers by gift or upon death to family, limited partners holding Common Units:

         . must first offer their Common Units to us on the terms and for the consideration specified by the limited partner;

         . may only transfer their Common Units in any one transfer to a single purchaser who is an accredited investor within the meaning of Regulation D under the Securities Act of 1933, as amended (the "Securities Act");

         . must transfer a minimum of the lesser of (a) one-third of the original amount of Common Units they received or (b) all of their remaining Common Units at the time of transfer; and

         . may transfer such Common Units only if the proposed transferee agrees, subject to the Ownership Limit with respect to shares of common stock, to exchange the Common Units into shares of common stock within six months after the transfer or as soon thereafter as possible.

   The holders of Common Units and Series A Preferred Units each are subject to additional regulatory and other restrictions on their ability to transfer their partnership interests in the Operating Partnership. Any other transfers may be made only with our prior written consent as sole general partner of the Operating Partnership.

ISSUANCE OF ADDITIONAL PARTNERSHIP INTERESTS

   As general partner of the Operating Partnership, we have the ability to cause the Operating Partnership to issue additional units of general and limited partnership interests, including preferred limited partnership interests. In the event that the Operating Partnership issues new partnership interests for cash (as opposed to property), such issuances are subject to approval by the limited partners holding Common Units (with unanimous approval required for issuance of Preferred Units). The limited partners holding Common Units also have certain preemptive rights to participate in such issuances of new partnerships interests for cash to the extent necessary to maintain their respective percentage interests in the Operating Partnership.

FUNDING OF INVESTMENTS

   The partnership agreement provides that if the Operating Partnership requires additional funds to pursue its investment objectives in excess of funds available to the Operating Partnership from borrowings or capital contributions, we may fund such investments by raising additional equity capital and making a capital contribution to the Operating Partnership or by borrowing such funds and lending the net proceeds thereof to the Operating Partnership on the same terms and conditions as are applicable to our borrowing of such funds. If we fund an investment as a capital contribution in exchange for units of general partnership interest, the limited partners holding Common Units will have the right to participate in such funding on a pro rata basis. In the event that such limited partners do not participate in such funding, our partnership interest in the Operating Partnership will be increased based upon the amount of such additional capital contributions and the value of the Operating Partnership at the time of such contributions.

TAX MATTERS

   Pursuant to the partnership agreement, the Company is the tax matters partner of the Operating Partnership and, as such, has authority to make tax elections under the Code on behalf of the Operating Partnership.

   The net income of the Operating Partnership generally will be allocated first to the holders of Series A Preferred Units in an amount equal to an 8% per annum cumulative return on the stated value of $50 per Series A Preferred Unit. Thereafter, remaining net income will be allocated to the Company and the holders of Common Units in accordance with their respective percentage interests in the Operating Partnership. In general, net loss of the Operating Partnership will be allocated first to the Company and the holders of Common Units in accordance with their respective percentage interests and thereafter to the holders of Series A Preferred Units, in each case only to the extent such allocation does not cause a partner to have a negative adjusted capital account. Any remaining net loss will be allocated to the Company. Each of the allocation provisions described above are subject to certain special allocations relating to depreciation deductions and to compliance with the provisions of Sections 704(b) and 704(c) of the Code and the Treasury Regulations promulgated thereunder. See "Federal Income Tax ConsiderationsTax Aspects of the Partnerships" on page 32.

OPERATIONS

   The partnership agreement requires that the Operating Partnership be operated in a manner that will enable the Company to satisfy the requirements for being classified as a REIT and to avoid any federal income tax liability. The partnership agreement provides that the net operating cash revenues of the Operating Partnership, as well as net sales and refinancing proceeds, will be distributed from time to time as determined by the Company (but not less frequently than quarterly) pro rata in accordance with the partners' respective percentage interests, subject to the distribution preferences with respect to the Series A Preferred Units. Pursuant to the partnership agreement, the Operating Partnership assumes and pays when due, or reimburses the Company for payment of, all expenses the Company incurs relating to the ownership and operation of, or for the benefit of, the Operating Partnership and all costs and expenses relating to the operations of the Company.

TERM

   The Operating Partnership will continue in full force and effect until December 31, 2092, or until sooner dissolved upon the occurrence of certain events.

8% SERIES A CUMULATIVE REDEEMABLE PREFERRED UNITS

   The Operating Partnership has 1,500,000 units of preferred limited partnership interests designated as 8% Series A Cumulative Redeemable Preferred Units, all of which have been issued and are outstanding. The holders of the Series A Preferred Units have the rights and preferences described below.

   General. Holders of Series A Preferred Units are entitled to receive cumulative preferential distributions from the date of issue, payable on or before the 15th of February, May, August and November of each year, in cash, at the rate per annum of 8% of the original capital contribution per Series A Preferred Unit in preference to any payment made on any other classes of partnership interests of the Operating Partnership, other than any class or series of partnership interests of the Operating Partnership expressly designated as ranking on a parity with or senior to the Series A Preferred Units.

   Exchange Rights. The Series A Preferred Units are exchangeable in whole at any time on or after March 4, 2008, at the option of the majority of the holders of the Series A Preferred Units, on a one for one basis for shares of the Company's Series A Preferred Stock. In addition, the Series A Preferred Units are exchangeable in whole at any time at the option of the majority of the holders of the Series A Preferred Units if:

              . at any time that the Operating Partnership has failed to make full distributions on any Series A Preferred Unit with respect to six prior quarterly distribution periods; or

              . if the Company or one of its subsidiaries, or any successor general partner to the Company, takes the position, and the holder or holders receive an opinion of independent counsel, that the Operating Partnership likely is or upon the happening of a certain event likely will be a publicly traded partnership within the meaning of Section 7704 of the Code.

   The Series A Preferred Units also are exchangeable on or after March 4, 2001 if the holders deliver to the Company either a private letter ruling or an opinion of counsel stating than an exchange at such time would not cause the Series A Preferred Units to be considered "stock and securities" within the meaning of Section 351(e) of the Code for purposes of determining whether the holder of such Series A Preferred Units is an "investment company" under Section 721(b) of the Code. However, in lieu of an exchange for Series A Preferred Stock, the Company may elect to cause the Operating Partnership to redeem such Series A Preferred Units for cash in an amount equal to the original capital account balance of such Series A Preferred Units plus all accrued and unpaid distributions to the date of redemption.

   Redemption. The Series A Preferred Units may be redeemed, at the Operating Partnership's option, on and after March 4, 2003, in whole or in part or from time to time, at a redemption price payable in cash equal to the capital account balance of the holder of the Series A Preferred Units being redeemed, provided that such amount shall not be less than $50.00 per Series A Preferred Unit, plus any accrued but unpaid distributions to the date of redemption. The redemption price of the Series A Preferred Units (other than the portions thereof consisting of accumulated but unpaid distributions) will be payable solely out of the sale proceeds of capital stock of the Company or interests in the Operating Partnership and from no other source. The Operating Partnership may not redeem fewer than all of the Series A Preferred Units unless all accumulated and unpaid distributions have been paid on all Series A Preferred Units for all quarterly distribution periods terminating on or prior to the date of redemption. In addition, the Company may, at its option, acquire the Series A Preferred Units presented to it for exchange for shares of the Company's Series A Preferred Stock. See "Exchange Rights."

   Limited Approval Rights. For so long as any Series A Preferred Units are outstanding, without the consent of two-thirds of the holders of the Series A Preferred Units then outstanding, the Operating Partnership may not:

          . authorize or create, or increase the authorized or issued amount of, or reclassify, any class or series of partnership interests, or issue any obligations or security convertible into or evidencing a right to purchase any partnership interests of any class, ranking prior to the Series A Preferred Units with respect to distributions or rights upon liquidation, dissolution, or winding-up;

          . authorize or create, or increase the authorized or issued amount of, or reclassify, any class or series of partnership interests, or issue any obligations or security convertible into or evidencing a right to purchase any partnership interests of any class, ranking equal to the Series A Preferred Units with respect to distributions or rights upon liquidation, dissolution, or winding-up, if such securities are issued to an affiliate of the Operating Partnership, other than the Company to the extent that the issuance of such interests was to allow the Company to issue corresponding shares of Series A Preferred Stock to persons who are not affiliates of the Operating Partnership; or

          . either consolidate, merge into or with, or convey, transfer or lease substantially all of the assets to, any corporation or other entity, or amend or repeal the provisions of the partnership agreement that adversely affect the powers, special rights, preferences, privileges or voting power of the Series A Preferred Units; unless in either case the Series A Preferred Units remains outstanding on the same terms or is otherwise substituted for other interests with substantially similar terms.

   Other than as discussed above or elsewhere in this Prospectus, the Series A Preferred Units have no voting rights other than as otherwise provided by applicable law.

   Liquidation Preference. The distribution and income allocation provisions of the partnership agreement have the effect of providing each Series A Preferred Unit with a liquidation preference to each holder of such unit equal to such holder's capital contributions, plus any accrued but unpaid distributions, in preference to any other class or series of partnership interest of the Operating Partnership.

INDEMNIFICATION

   The partnership agreement provides that the Operating Partnership will indemnify us and our officers and directors. Our liability to the Operating Partnership and its partners for losses sustained, liabilities incurred or benefits not derived as a result of good faith errors, mistakes of fact or law, or acts or omissions is limited. See "Limitation of Liability and Indemnification."

EXCHANGE AND CASH OPTION RIGHTS

   Exchange Rights. Each holder of Common Units desiring to exchange Common Units for shares of common stock may in any twelve-month period ending on August 18 exchange up to the greater of 75,000 Common Units or one-third of the Common Units owned by such holder and certain related persons as of the date of the Company's initial public offering, less the number of Common Units put to the Company by such holder and related persons in exchange for cash during such twelve-month period ("Exchange Rights"). As of the date of this prospectus, the limited partners collectively own 8,738,394 Common Units. Common Units will be exchanged for shares of common stock on a one-for-one basis. Common Units that are acquired by the Company pursuant to the exercise of Exchange Rights will be converted automatically into units of general partnership interest in the Operating Partnership.

   To effect an exchange, a holder of Common Units must deliver to us a notice of exchange. A tendering holder shall have the right to receive, on the day we receive the notice of exchange, a like number of shares of common stock, which shall be delivered as duly authorized, validly issued, fully paid and nonassessable shares. Such shares shall be free of any pledge, lien, encumbrance or restriction, other than those provided in our charter and bylaws, the Securities Act, relevant state securities or blue sky laws and any applicable registration rights agreement with respect to such shares of common stock entered into by the tendering holder.

   The exercise of Exchange Rights is subject to (i) the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (ii) each exchange having a value of not less than a specified amount and (iii) the satisfaction of the Ownership Limit after giving effect to the conversion.

   Cash Option Rights. Each holder of Common Units also may exercise once in each twelve-month period ending on August 18 the right to sell to us for cash up to one-third of the number of Common Units owned by such holder and certain related persons as of the date of the Company's initial public offering, less the number of Common Units exchanged by such holder and related persons for shares of common stock during such twelve-month period ("Cash Option Rights"). Common Units that are acquired by us as a result of the exercise of Cash Option Rights will be converted automatically into units of general partnership interest in the Operating Partnership.

   Upon the exercise of Cash Option Rights, we will have the option to pay for such Common Units (i) with available cash or borrowed funds or (ii) out of the proceeds of a registered offering of newly issued shares of common stock. The price payable will be equal to the fair market value of the Common Units being put, based on the market value of a like number of common shares. However, if we elect to pay for such Common Units with the proceeds of a registered offering of newly issued shares of common stock, the purchase price for such Common Units will be reduced by any decrease in the price of the common stock that occurs between the exercise date and the pricing of common stock being sold pursuant to the registered offering and certain costs of the offering (including underwriting discounts and commissions). The limited partners thus will bear the risk of any such reduction, subject to certain withdrawal rights. Any proceeds in excess of the purchase price will be for our sole benefit.

                         CERTAIN PROVISIONS OF MARYLAND
                    LAW AND THE COMPANY'S CHARTER AND BYLAWS

   The following paragraphs summarize certain provisions of Maryland law and our charter and bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to our charter and bylaws (copies of which are attached as exhibits to our Current Report on Form 8-K dated September 26, 1995). See "Where You Can Find More Information" on page 2.

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS

   Under our bylaws, the number of our directors may be established by the Board of Directors. However, this number may not be fewer than the minimum number required under Maryland law (which under most circumstances is three directors) nor more than eleven. Our Board of Directors currently has seven directors. Most vacancies will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority vote of the remaining directors. A vacancy resulting from an increase in the number of directors will be filled by a majority vote of the entire Board of Directors. Our charter provides for a staggered Board of

Directors comprised of three classes as nearly equal in size as possible. Each class holds office until the third annual meeting for selection of directors following the election of such class. We believe that classification of our Board of Directors will help to assure the continuity and stability of our business strategies and policies.

   The classified director provision may make the replacement of incumbent directors more time consuming and difficult. This could discourage a third party from making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our stockholders. A change in a majority of our Board of Directors will generally require at least two annual meetings of stockholders, instead of one. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of common stock will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of shares of common stock will be able to elect all of the successors of the class of directors whose term expires at that meeting and the holders of the remaining shares of common stock will not be able to elect any directors.

   David G. Price contractually has the right to designate one less than a majority of the Board of Directors, subject to certain conditions which currently are satisfied. These director designation rights will make it further difficult for a third party to effect a change of control of the Company. See "Risk Factors--Influence of Certain Directors and Significant Shareholders."

REMOVAL OF DIRECTORS

   Under Maryland law, unless the charter provides otherwise, the stockholders may remove any director with or without cause, by a majority vote of all outstanding shares entitled to be cast for the election of directors. There are certain exceptions to this rule. For instance, if the directors have been divided into classes, a director may not be removed without cause. Our charter provides for three classes of directors, and accordingly such directors may not be removed without cause.

CORPORATE GOVERNANCE

   Transactions involving the Company and affiliates of David G. Price, such as the negotiation, enforcement and renegotiation of leases, the selection of operators for acquired golf courses and consideration of the Company's right of first refusal to purchase Common Units from the holders thereof pursuant to the partnership agreement, will require the approval of the Independent Committee of our Board of Directors. Certain other significant actions of the Board of Directors will require the approval of a minimum of five Directors, including a transaction involving a "change of control" of the Company or the Operating Partnership, amendments to our charter or bylaws (except for such amendments as may be necessary to maintain our status as a REIT), any waiver or modification of the Ownership Limit, issuance of securities or rights with certain special voting or other rights, and acquisitions, dispositions or financings of assets by the Company or the Operating Partnership in excess of 25% of the total market capitalization of the Company (including issued and outstanding shares of common stock and Common Units exchangeable for shares of common stock without regard to the Ownership Limit plus total debt) whether by merger, purchase, sale or otherwise. A change of control of the Company or the Operating Partnership will be deemed to have occurred if a person or group acquires 20% or more of the combined voting power of the Company or the Operating Partnership, as the case may be. A change of control of the Company or the Operating Partnership involving an interested stockholder under Section 3-601(j) of the Maryland General Corporation Law or any transaction requiring such approval under such law or applicable rules of the NYSE would require stockholder approval. Any amendments to our charter requires the approval of our stockholders. Our Board of Directors has the authority to terminate our status as a REIT without obtaining stockholder approval. In addition, certain actions by us relating to the Operating Partnership and our interest therein require approval of the limited partners in the Operating Partnership.

BUSINESS COMBINATIONS

   Under Maryland law, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. An interested stockholder is defined as:

          . any person who beneficially owns, directly or indirectly, ten percent or more of the voting power of the corporation's shares; or

          . an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

At the conclusion of the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

          . 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

          . two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected.

These super-majority vote requirements do not apply if the corporation's common stockholders receive a minimum price (as defined under Maryland law) for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. None of these provisions of the Maryland law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Our Board of Directors has exempted from these provisions of Maryland law any business combination with David G. Price and his affiliates. As a result, these persons may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of Maryland law.

   The business combination statute may discourage others from acquiring us and increase the difficulty of consummating any offer.

CONTROL SHARE ACQUISITIONS

   Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a stockholder vote of two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. "Control Shares" are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or shares of stock for which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

          .  one-fifth or more, but less than one-third of all voting power;

          .  one-third or more, but less than a majority of all voting power; or

          .  a majority or more of all voting power.

   Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

   A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

   If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights previously have been approved) for fair value. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of control shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition. Certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

   The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.

   Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions of shares of common stock by David G. Price, his heirs, affiliates and associates (as well as any person acting in concert or as a group with any of the foregoing). Our Board of Directors may amend or eliminate this provision at any time in the future.

AMENDMENT TO THE CHARTER

   Our charter states that it may be amended in the manner set forth under Maryland law, which provides that a charter may be amended only by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

DISSOLUTION OF THE COMPANY

   Under Maryland law, we may be dissolved by (i) the majority vote of the entire Board of Directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at any annual or special meeting of stockholders, and (ii) upon proper notice, the affirmative vote of the holders of two-thirds of stock outstanding and entitled to vote.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

   Our bylaws provide that nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders at the annual meeting of stockholders may be made only:

          .  pursuant to the notice of the meeting;

          .  by or at the direction of the Board of Directors; or

          . by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws.

   Our bylaws also provide that only the business specified in the notice of the meeting may be brought before a special meeting of stockholders.

   In general, for notice of stockholder nominations or business to be made at an annual meeting to be timely, such notice from a stockholder must be received by us not less than 50 days nor more than 75 days prior to the annual meeting, subject to certain exceptions.

   The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by our Board of Directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give the Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action, this advance notice procedure may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

LIMITATION OF LIABILITY AND INDEMNIFICATION

   Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages. However, liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action may not be eliminated. Our charter contains a provision which eliminates liability of directors and officers to the maximum extent permitted by Maryland law. This provision does not limit our ability or that of our stockholders to obtain equitable relief, such as an injunction or rescission.

   Our charter authorizes us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses before final disposition of a proceeding to any present or former director or officer from and against any claim or liability incurred by reason of his status as one of our present or former directors or officers. Our charter also provides that we may indemnify any other persons permitted but not required to be indemnified by Maryland law. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses before final disposition of a proceeding to:

          . any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity; or

          . any individual who, while one of our directors and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise and who is made a party to the proceeding by reason of his service in that capacity.

Our bylaws also permit us to indemnify and advance expenses to any person who served one of our predecessors in any of the capacities described above and to any of our (or our predecessors') employees or agents.

   Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

          . the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

          . the director or officer actually received an improper personal benefit in money, property or services; or

          . in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation generally may not indemnify for an adverse judgment in a suit by or in the right of the corporation. Also, a Maryland corporation generally may not indemnify for a judgment of liability on the basis that personal benefit was improperly received. In either of these cases, a Maryland corporation may indemnify for expenses only if a court orders indemnification. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer. First, however, the corporation must receive a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

   It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

   The partnership agreement of the Operating Partnership provides for indemnification of us and our officers and directors (as well as certain other persons designated by us) generally to the same extent as permitted by Maryland law for a corporation's officers and directors.

                       FEDERAL INCOME TAX CONSIDERATIONS

   The following summary of material federal income tax considerations regarding the Company and the common stock we are registering is based on current law, is for general information only and is not tax advice. The information set forth below, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, is the opinion of Latham & Watkins, our tax counsel, as to the material federal income tax considerations relevant to purchasers of our common stock. The tax treatment to holders of common stock will vary depending on a holder's particular situation and this discussion does not purport to deal with all aspects of taxation that may be relevant to a holder of common stock in light of his or her personal investments or tax circumstances, or to certain types of stockholders, subject to special treatment under the federal income tax laws except to the extent discussed under the headings "-- Taxation of Tax-Exempt Stockholders" on page 37 and "-- Taxation of Non-U.S. Stockholders" on page 38. Stockholders subject to special treatment include, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations, stockholders holding securities as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes, foreign corporations or partnerships and persons who are not citizens or residents of the United States. In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to holders of our common stock.

   The information in this section is based on the Code, current, temporary and proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (the "IRS") (including its practices and policies as expressed in certain private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received such rulings), and court decisions, all as of the date of this prospectus. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect, perhaps retroactively, the tax considerations described herein. Any change could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the IRS concerning our tax treatment and the statements in this prospectus are not binding on the IRS or a court. Thus, we can provide no assurance that these statements will not be challenged by the IRS or sustained by a court if challenged by the IRS.

     YOU ARE ADVISED TO CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE ACQUISITION, OWNERSHIP AND SALE OF OUR COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of National Golf Properties, Inc.

   General. We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1993. We believe we have been organized and have operated in a manner which allows us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 1993. We intend to continue to operate in this manner. However, our qualification and taxation as a REIT depends upon our ability to meet (through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code. Accordingly, there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See "--Failure to Qualify" on page 34.

   The sections of the Code that relate to the qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, relevant rules and regulations promulgated under the Code, and administrative and judicial interpretations of the Code, and these rules and these regulations.

   If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the "double taxation" (once at the corporate level when earned and once again at the stockholder level when distributed) that generally results from investment in a corporation. However, the Company will be subject to federal income tax as follows:

   First, we will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

   Second, we may be subject to the "alternative minimum tax" on our items of tax preference under certain circumstances.

   Third, if we have (a) net income from the sale or other disposition of "foreclosure property" (defined generally as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property) which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

   Fourth, we will be subject to a 100% tax on any net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property).

   Fifth, we will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which we fail the 75% or 95% test multiplied by (b) a fraction intended to reflect our profitability, if we fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but have maintained our qualification as a REIT because we satisfied certain other requirements.

   Sixth, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year, and (iii) any undistributed taxable income from prior periods.

   Seventh, if we acquire any asset (a "Built-In Gain Asset") from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in certain transactions in which the basis of the Built-In Gain Asset in our hands is determined by reference to the basis of the asset in the hands of the C corporation, and we subsequently recognize gain on the disposition of the asset during the ten-year period (the "Recognition Period") beginning on the date on which we acquired the asset, then we will be subject to tax at the highest regular corporate tax rate on this gain to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of the asset over (b) our adjusted basis in the asset, in each case determined as of the beginning of the Recognition Period). The results described in this paragraph with respect to the recognition of Built-In Gain assume that we will make an election pursuant to IRS Notice 88-19.

   Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

          (1) that is managed by one or more trustees or directors;

          (2) that issues transferable shares or transferable certificates to evidence beneficial ownership;

          (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;

          (4) that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

          (5) that is beneficially owned by 100 or more persons;

          (6) not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year; and

          (7) that meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

   The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception.

   We believe that we have satisfied conditions (5) and (6). In addition, our charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These ownership and transfer restrictions are described in "Description of Capital Stock-- Restrictions on Ownership and Transfer." These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above. If we fail to satisfy these share ownership requirements, our status as a REIT will terminate. However, if we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See "--Failure to Qualify" on page 34.

   In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. We have and will continue to have a calendar taxable year.

   Ownership of a Partnership Interest. In the case of a REIT which is a partner in a partnership, IRS regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership. Also, the REIT will be deemed to be entitled to the income of the partnership attributable to its proportionate share. The character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of
Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our proportionate share of the assets and items of income of the Operating Partnership (including the Operating Partnership's share of these items for any partnership in which it owns an interest) are treated as our assets and items of income for purposes of applying the requirements described in this prospectus (including the income and asset tests described below). We have included a brief summary of the rules governing the Federal income taxation of partnerships and their partners below in "--Tax Aspects of the Partnerships" on page 32. We have direct control of the Operating Partnership and will continue to operate it consistent with the requirements for qualification as a REIT.

   Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions) from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments.
Second, each taxable year we must derive at least 95% of our gross income

(excluding gross income from prohibited transactions) from these real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

   Rents we receive will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

                  . the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales;

                  . the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant");

                  . if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as "rents from real property"; and

                  . for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property (subject to a 1% de minimis exception), other than through an independent contractor from whom the REIT derives no revenue. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property.

   We do not and will not, and as general partner of the Operating Partnership, will not permit the Operating Partnership to:

                  . charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above);

                  .  rent any property to a Related Party Tenant;

                  . derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease); or

                  . perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom we derive no revenue.

Notwithstanding the foregoing, we may have taken and may continue to take certain of the actions set forth above to the extent these actions will not, based on the advice of our tax counsel, jeopardize our status as a REIT.

   If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. Generally, we may avail ourselves of the relief provisions if:

                  . our failure to meet these tests was due to reasonable cause and not due to willful neglect;

                  . we attach a schedule of the sources of our income to our federal income tax return; and

                  . any incorrect information on the schedule was not due to fraud with intent to evade tax.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally incur exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. As discussed above in "--Taxation of National Golf Properties, Inc.--General" on page 27, even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our excess net income. We may not always be able to maintain compliance with the gross income tests for REIT qualification despite our periodic monitoring of our income.

   Prohibited Transaction Income. Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including our share of any such gain realized by the Operating Partnership) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. The Operating Partnership intends to hold the properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with the Operating Partnership's investment objectives. However, the IRS may contend that that one or more of these sales is subject to the 100% penalty tax.

   Asset Tests. At the close of each quarter of our taxable year, we also must satisfy three tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments held for one year or less that are purchased with the proceeds of a stock offering or a long-term (at least five years) public debt offering. Second, not more than 25% of our total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of our total assets and we may not own more than 10% of any one issuer's outstanding voting securities.

   After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities or other property during a quarter (including an increase in our interests in the Operating Partnership), we can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe we have maintained and intend to continue to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, we would cease to qualify as a REIT.

   Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to the sum of 95% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and 95% of our net income (after tax), if any, from foreclosure property, minus the excess of the sum of certain items of noncash income (i.e., income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable) over 5% of "REIT taxable income" as described above.

   These distributions must be paid in the taxable year to which they relate, or in the following taxable year if they are declared before we timely file our tax return for such year and if paid on or before the first regular dividend payment after such declaration. These distributions are taxable to holders of Common Stock (other than tax-exempt entities, as discussed below) in the year in which paid. This is so even though these distributions relate to the prior year for purposes of our 95% distribution requirement. The amount distributed must not be preferential - e.g., every shareholder of the class of stock to which a distribution is made must be treated the same as every other shareholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 95%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax thereon at regular ordinary and capital gain corporate tax rates. We believe we have made and intend to continue to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the Partnership Agreement authorizes us, as general partner of the Operating Partnership, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements.

   We expect that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, in order to meet the distribution requirements, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends.

   Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

   Furthermore, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of 85% of our REIT ordinary income for such year, 95% of our REIT capital gain income for the year and any undistributed taxable income from prior periods.
Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

TAX ASPECTS OF THE PARTNERSHIPS

   General. Substantially all of our investments will be held indirectly through the Operating Partnership, Royal Golf, L.P. II ("Royal Golf"), a limited partnership in which the Operating Partnership owns an 89% interest as general partner, and Pumpkin Ridge Joint Venture ("Pumpkin Ridge," and, together with Royal Golf, the "Lower-Tier Partnerships"), a limited partnership in which the Operating Partnership owns a 50% interest. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by the Operating Partnership and the Lower-Tier Partnerships. See "--Taxation of National Golf Properties, Inc." on page 27.

   Entity Classification. Our interests in the Operating Partnership and the Lower-Tier Partnerships involve special tax considerations, including the possibility of a challenge by the IRS of the status of the Operating Partnership or a Lower-Tier Partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If the Operating Partnership or a Lower-Tier Partnership were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and preclude us from satisfying the asset tests and possibly the income tests (see "--Taxation of National Golf Properties, Inc.--Asset Tests" on page 31 and "--Income Tests" on page 29). This, in turn, would prevent us from qualifying as a REIT. See "--Failure to Qualify" on page 34 for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in the Operating Partnership's or a Lower-Tier Partnership's status for tax purposes might be treated as a taxable event. If so, we might incur a tax liability without any related cash distributions.

   Treasury Regulations that apply for tax periods beginning on or after January 1, 1997 provide that a domestic business entity not otherwise classified as a corporation and which has at least two members (an "Eligible Entity") may elect to be taxed as a partnership for federal income tax purposes. Unless it elects otherwise, an Eligible Entity in existence prior to January 1, 1997 will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an Eligible Entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. The Operating Partnership and each of the Lower-Tier Partnerships intend to claim classification as a partnership under the Final Regulations, and, as a result, we believe such partnerships will be classified as partnerships for federal income tax purposes.

   Partnership Allocations. A partnership agreement will generally determine the allocation of income and losses among partners. However, these allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated under this section of the Code. Generally, Section 704(b) and the Treasury Regulations promulgated under this section of the Code require that partnership allocations respect the economic arrangement of the partners.

   If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated under this section of the Code.

   Tax Allocations with Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution (a "Book-Tax Difference"). These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property. Moreover, subsequent to the formation of the Operating Partnership, additional appreciated property has been contributed to the Operating Partnership in exchange for interests in the Operating Partnership. The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code.

   In general, limited partners of the Operating Partnership who acquired their limited partnership interests through a contribution of appreciated property will be allocated depreciation deductions for tax purposes which are lower than these deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets which have a Book-Tax Difference, all income attributable to the Book-Tax Difference will generally be allocated to the limited partners who contributed the property, and we will generally be allocated only our share of capital gains attributable to appreciation, if any, occurring after the time of contribution to the Operating Partnership. This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause us to be allocated lower depreciation and other deductions. We could possibly be allocated an amount of taxable income in the event of a sale of these contributed assets in excess of the economic or book income allocated to us as a result of the sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See "--Taxation of National Golf Properties, Inc.--Annual Distribution Requirements" on page 31.

   Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including retention of the "traditional method" or the election of certain methods which would permit any distortions caused by a Book-Tax Difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. We and the Operating Partnership have determined to use the "traditional method" for accounting for Book-Tax Differences for the properties initially contributed to the Operating Partnership and for certain assets acquired subsequently. We and the Operating Partnership have not yet decided what method will be used to account for Book-Tax Differences for properties acquired by the Operating Partnership in the future.

   Any property acquired by the Operating Partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

FAILURE TO QUALIFY

   If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us and we will not be required to distribute any amounts to our stockholders. As a result, our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income to the extent of our current and accumulated earnings and profits, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

TAXATION OF TAXABLE U.S. STOCKHOLDERS

   As used below, the term "U.S. Stockholder" means a holder of shares of Common Stock who (for United States federal income tax purposes):

                    .  is a citizen or resident of the United States;

                    . is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

                    . is an estate the income of which is subject to United States federal income taxation regardless of its source; or

                    . is a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. Stockholders.

   Distributions Generally. As long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to our taxable U.S. Stockholders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. Stockholders that are corporations. For purposes of determining whether distributions to holders of Common Stock are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to the outstanding Preferred Stock (if any) and then to the Common Stock.

   To the extent that we make distributions, other than capital gain dividends discussed below, in excess of our current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Stockholder. This treatment will reduce the adjusted basis which each U.S. Stockholder has in his shares of stock for tax purposes by the amount of the distribution (but not below zero). Distributions in excess of a U.S. Stockholder's adjusted basis in his shares will be taxable as capital gains (provided that the shares have been held as a capital asset) and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months shall be treated as both paid by us and received by the stockholder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of our net operating losses or capital losses.

   Capital Gain Distributions. Distributions that we properly designate as capital gain dividends will be taxable to taxable U.S. Stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending on the period of time we have held the assets which produced these gains, and on certain designations, if any, which we may make, these gains may be taxable to non-corporate U.S. stockholders at a 20% or 25% rate. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. For a discussion of the manner in which that portion of any dividends designated as capital gain dividends will be allocated among the holders of our preferred stock (if any) and common stock, see "--Description of Capital Stock" on page 11.

   Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. Stockholder of our shares will not be treated as passive activity income. As a result, U.S. Stockholders generally will not be able to apply any "passive losses" against this income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our shares, however, will not be treated as investment income under certain circumstances.

   Retention of Net Long-Term Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, our net long-term capital gains. If we make this election, we would pay tax on our retained net long-term capital gains. In addition, to the extent we designate, a U.S. Stockholder generally would:

                    . include its proportionate share of our undistributed long-term capital gains in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls (subject to certain limitations as to the amount that is includable);

                    . be deemed to have paid the capital gains tax imposed on us on the designated amounts included in the U.S. Stockholder's long-term capital gains;

                    . receive a credit or refund for the amount of tax deemed paid by it;

                    . increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

                    . in the case of a U.S. Stockholder that is a corporation, appropriately adjusts its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be prescribed by the IRS.

DISPOSITIONS OF COMMON STOCK

   If you are a U.S. Stockholder and you sell or dispose of your shares of common stock, you will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the shares for tax purposes. This gain or loss will be capital if you have held the common stock as a capital asset and will be long-term capital gain or loss if you have held the common stock for more than one year. In general, if you are a U.S. Stockholder and you recognize loss upon the sale or other disposition of common stock that you have held for six months or less (after applying certain holding period rules), the loss you recognize will be treated as a long-term capital loss, to the extent you received distributions from us which were required to be treated as long-term capital gains.

BACKUP WITHHOLDING

   We report to our U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide us with his correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See "--Taxation of Non-U.S. Stockholders" on page 38.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

   The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt shareholder (except certain tax-exempt shareholders described below) has not held its shares as "debt financed property" within the meaning of the Code (generally, shares of common stock, the acquisition of which was financed through a borrowing by the tax exempt stockholder) and the shares are not otherwise used in a trade or business, dividend income from us will not be UBTI to a tax-exempt shareholder. Similarly, income from the sale of shares will not constitute UBTI unless a tax-exempt shareholder has held its shares as "debt financed property" within the meaning of the Code or has used the shares in its trade or business.

   For tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code
Section 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

   Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which

                    .  is described in Section 401(a) of the Code;

                    .  is tax-exempt under Section 501(a) of the Code; and

                    . holds more than 10% (by value) of the interests in the REIT.

Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

A REIT is a "pension held REIT" if

                    . it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself); and

                    . either at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, holds in the aggregate more than 50% (by value) of the interests in the REIT.

The percentage of any REIT dividend treated as UBTI is equal to the ratio of:

                    . the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on
                       UBTI) to

                    .  the total gross income of the REIT.

A de minimis exception applies where the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. As a result of certain limitations on the transfer and ownership of stock contained in the charter, we are not and do not expect to be classified as a "pension held REIT."

TAXATION OF NON-U.S. STOCKHOLDERS

   The preceding discussion does not address the rules governing United States federal income taxation of the ownership and disposition of common stock by persons that are not U.S. Stockholders ("Non-U.S. Stockholders"). In general, Non-U.S. Stockholders may be subject to special tax withholding requirements on distributions from the Company and with respect to their sale or other disposition of common stock of the Company, except to the extent reduced or eliminated by an income tax treaty between the United States and the Non-U.S. Stockholder's country. A Non-U.S. Stockholder who is a stockholder of record and is eligible for reduction or elimination of withholding must file an appropriate form with the Company in order to claim such treatment. Non-U.S. Stockholders should consult their own tax advisors concerning the federal income tax consequences to them of an acquisition of shares of Common Stock, including the federal income tax treatment of dispositions of interests in, and the receipt of distributions from, the Company.

OTHER TAX CONSEQUENCES

   We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the federal income tax consequences discussed above. In addition, your state and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our shares.

                              SELLING STOCKHOLDERS

   The following table lists the Selling Stockholders who may sell common stock with this prospectus. The table identifies the number of shares of common stock beneficially owned, and the number of Common Units owned of record, by each Selling Stockholder as of November 1, 1998 and the maximum number of shares of common stock represented by Common Units ("Exchange Shares") that may be sold by each Selling Stockholder with this prospectus. Because the Selling Stockholders may exchange all, some or none of their Common Units for shares of common stock (subject to restrictions on the number of Common Units that may be exchanged in a twelve-month period), and then may sell all, some or none of such shares, no estimate can be made of the aggregate number of such shares that will be sold by the Selling Stockholders or that will be owned by the Selling Stockholders upon completion of the offering. The total number of Exchange Shares covered by this prospectus represents approximately 22.4% of the total shares of common stock outstanding as of November 1, 1998.

                                                                                             MAXIMUM NUMBER OF
                                                  SHARES OF                                  EXCHANGE SHARES
NAME                                          COMMON STOCK (1)        COMMON UNITS (1)         OFFERED (2)
----------------------------------------      ----------------        ---------------        -----------------
Dallas P. Price Trust (3)                            354,737              3,244,627               551,475
Calvary Christian High School                              0              1,250,000 (4)         1,250,000
Joan P. Anawalt 1995 Revocable Trust(5)                    0                248,517               248,517
Supermarine Aviation, Ltd. (3)                             0                152,498               152,498
Myreshan, Inc. (3)                                         0                149,273               149,273
Richard C. and Sheri L. Price (6)                     44,000 (7)             83,701                83,701
Robert H. Williams                                         0                 75,003                75,003
Joan P. Anawalt 1993 Annuity Income
Trust (5)                                                  0                 71,731                71,731

BlackLake/Penasquitos, a California                        0                 24,844                24,844
 general partnership (3)
Joan P. Stewart Income Trust (5)                           0                 60,146                60,146
Edward R. Sause (8)                                  106,000 (9)             55,550                55,550
Richard Bermudez                                           0                 30,361                30,361
Ernest C. Burns                                            0                 25,001                25,001
Barbara M. Colton                                          0                  8,930 (10)            8,930
American Golf Corporation (3)                              0                  6,854                 6,854
RSJ Golf, Inc. (3)                                         0                  6,732                 6,732
                                                   ---------             ----------             ---------
        Total                                       504,737               5,493,768             2,800,616

___________________

(1) Represents the total shares of common stock beneficially owned and Common Units owned of record by the Selling Stockholders as of November 1, 1998.
(2) Represents the maximum number of shares of common stock issuable to each Selling Stockholder (other than the Dallas P. Price Trust) upon exchange of such holder's Common Units without regard to restrictions on the number of Common Units that may be exchanged in a one-year period. The shares of common stock issuable to the Dallas P. Price Trust under this prospectus represent less than the maximum number of shares that could be issued to such holder upon exchange of Common Units in a twelve-month period. The exchange of any Common Units also is subject to the Ownership Limit contained in the Company's charter, which prohibits the actual or constructive ownership of more than 9.8% of the outstanding shares of common stock by any person.

(3) Dallas P. Price is the sole trustee of the Dallas P. Price Trust, a revocable trust. Dallas P. Price is the former wife of David G. Price, Chairman of the Company's Board of Directors. Supermarine Aviation, Ltd., Myreshan, Inc., Blacklake/Penasquitos, a California general partnership, AGC and RSJ Golf, Inc., all may be deemed to be controlled by Mrs. Price.
(4) Calvary Christian High School, a non-profit organization, received all of its Common Units in separate contributions from David G. Price and Dallas
     P. Price on July 9, 1998. Pursuant to the terms of the partnership agreement for the Operating Partnership, Calvary Christian High School agreed at the time of such transfers to exchange all such Common Units for shares of common stock within six months after the date of such transfers.
(5) Joan P. Anawalt is the sister of David G. Price, and is the sole trustee of the Joan P. Anawalt 1995 Revocable Trust, the Joan P. Anawalt 1993 Annuity Income Trust and the Joan P. Stewart Income Trust.
(6) Richard C. Price is the former President of the Company. Sheri L. Price, his spouse, is the daughter of David G. Price and Dallas P. Price.
(7) Excludes 24,844 Common Units owned by BlackLake/Penasquitos, a California general partnership, in which Richard C. Price owns a 10% interest.
(8) Edward R. Sause is a Director of the Company and the Executive Vice President - Finance & Corporate Services of AGC.
(9) Includes 70,000 shares of common stock issuable upon exercise of options that presently are exercisable. Does not include 10,000 shares of common stock subject to options that are not exercisable within 60 days.
(10) One-half of Barbara M. Colton's Common Units currently are pledged to David
     G. Price and one-half of Mrs. Colton's Common Units are pledged to Dallas
     P. Price, in each case as security for separate loans made to Mrs. Colton by Mr. Price and Mrs. Price in their individual capacities. Each of Mr. Price and Mrs. Price has the right to exercise the exchange rights under the partnership agreement with respect to such Common Units.

                              PLAN OF DISTRIBUTION

   This prospectus relates to the possible offer and sale from time to time of up to 2,800,616 shares of common stock that may be issued to the Selling Stockholders upon exchange of their Common Units. We have registered the shares of common stock covered by this prospectus for sale to provide the Selling Stockholders with freely tradable securities, but registration of such shares of common stock does not necessarily mean that any of such shares will be offered or sold by the Selling Stockholders.

   We will not receive any proceeds from the offer and sale of shares of common stock by the Selling Stockholders. The shares of common stock covered by this prospectus may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer such shares through dealers or agents, who may receive compensation in the form of commissions from the Selling Stockholders and/or the purchasers of such shares for whom they may act as agent. The sale of such shares by Selling Stockholders may be effected from time to time in one or more negotiated transactions at negotiated prices or in transactions on any exchange or automated quotation system on which the securities may be listed or quoted. The Selling Stockholders and any dealers or agents that participate in the distribution of such shares may be deemed to be underwriters within the meaning of the Securities Act and any profit on the sale of such shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

   In order to comply with certain states securities laws, if applicable, the shares of common stock covered by this prospectus will not be sold in a particular state unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

   One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act to describe any material arrangements for the distribution of the shares covered by this prospectus when such arrangements are entered into by the Selling Stockholders and any broker-dealers that participate in the distribution of such shares.

   The anti-manipulation rules of Registration M under the Exchange Act may apply to sales of common stock in the market and to the activities of the Selling Stockholders.

                                 LEGAL MATTERS

   The legality of the issuance of the shares of common stock issuable upon exchange of Common Units will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll LLP. Certain tax matters described under "Federal Income Tax Considerations" will be passed upon for the Company by Latham & Watkins, Los Angeles, California.

                                    EXPERTS

   The consolidated balance sheet as of December 31, 1997 and 1996 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997 of National Golf Properties, Inc. appearing in the Company's Annual Report on Form 10-K and Form 10-K/A have been incorporated by reference herein and in this registration statement in reliance upon the report by PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.




                        NATIONAL GOLF PROPERTIES, INC.

                               2,800,616 Shares
                                 Common Stock

                                  PROSPECTUS

                              November ___, 1998

               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Set forth below is an estimate of the amount of fees and expenses to be incurred by National Golf Properties, Inc. (the "Registrant") in connection with the issuance and registration of the shares of common stock, par value $0.01 per share ("Common Stock") of the Registrant, under this Registration Statement.
All amounts shown are estimates except the Securities and Exchange Commission (the "SEC") registration fee.

               SEC Registration Fee...................     $21,263
               Printing Expenses......................       1,000
               Legal Fees and Expenses................      50,000
               Accounting Fees and Expenses...........       5,000
               Miscellaneous..........................       1,000
                                                           -------
                    *Total............................     $80,500
                                                           =======

_____________

*  All of the costs identified above will be paid by the Registrant.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages. However, liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action may not be eliminated. Our charter contains a provision which eliminates liability of directors and officers to the maximum extent permitted by Maryland law. This provision does not limit our ability or that of our stockholders to obtain equitable relief, such as an injunction or rescission.

     Our charter authorizes us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses before final disposition of a proceeding to any present or former director or officer from and against any claim or liability incurred by reason of his status as one of our present or former directors or officers. Our charter also provides that we may indemnify any other persons permitted but not required to be indemnified by Maryland law. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses before final disposition of a proceeding to:

          . any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity; or

          . any individual who, while one of our directors and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise and who is made a party to the proceeding by reason of his service in that capacity.

Our bylaws also permit us to indemnify and advance expenses to any person who served one of our predecessors in any of the capacities described above and to any of our (or our predecessors') employees or agents.

     Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

          . the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

          . the director or officer actually received an improper personal benefit in money, property or services; or

          . in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation generally may not indemnify for an adverse judgment in a suit by or in the right of the corporation. Also, a Maryland corporation generally may not indemnify for a judgment of liability on the basis that personal benefit was improperly received. In either of these cases, a Maryland corporation may indemnify for expenses only if a court orders indemnification. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer. First, however, the corporation must receive a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

     The partnership agreement of the Operating Partnership also provides for indemnification of us, as general partner, and our directors and officers (as well as certain other persons designated by us) generally to the same extent as permitted by Maryland law for a corporation's officers and directors.

ITEM 16.  EXHIBITS

      3.1  --     Articles of Incorporation of National Golf Properties, Inc. (incorporated by reference to
                  Exhibit 3.1 to the Company's Current Report on Form 8-K dated September 26, 1995)
      3.2  --     By-Laws of National Golf Properties, Inc. (incorporated by reference to Exhibit 3.2 to the
                  Company's Current Report on Form 8-K dated September 26, 1995)
      4.1  --     Specimen of certificate representing shares of Common Stock (incorporated by reference to
                  Exhibit 3.3 to the Company's Report on Form 8-B dated December 29, 1995)
      5.1  --     Opinion of Ballard Spahr Andrews & Ingersoll, LLP, regarding the validity of the Common
                  Stock being registered.*
      8.1  --     Opinion of Latham & Watkins, Los Angeles, California, regarding certain federal income tax matters.*
     23.1  --     Consent of Ballard Spahr Andrews & Ingersoll, LLP (included as part of Exhibit 5.1).*
     23.2  --     Consent of Latham & Watkins, Los Angeles, California (included as part of Exhibit 8.1).*
     23.3  --     Consent of PricewaterhouseCoopers LLP
     24.1  --     Power of Attorney (included on signature page).

* To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     . To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. However, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information about the plan of distribution not previously disclosed in this registration statement or any material change to this information in this registration statement.

         However, subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this registration statement.

     . That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     . To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby further undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     As far as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the provisions of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Monica, State of California, on the 12th day of November, 1998.

                              National Golf Properties, Inc.

                              By:    /s/  JAMES M. STANICH
                                 -------------------------------
                                     James M. Stanich
                                     President

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints James M. Stanich and William C. Regan and each acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

             SIGNATURE                                    TITLE                             DATE
             ---------                                    -----                             ----
   /s/ DAVID G. PRICE                            Chairman of the Board of              November 12, 1998
----------------------------------------         Directors
   David G. Price

    /s/ JAMES M. STANICH                         President and Director                November 12, 1998
----------------------------------------
    James M. Stanich

    /s/ NEIL M. MILLER                           Vice President - Finance              November 12, 1998
----------------------------------------
    Neil M. Miller

    /s/ WILLIAM C. REGAN                         Vice President -                      November 12, 1998
----------------------------------------         Controller and Treasurer
    William C. Regan

    /s/ RICHARD A. ARCHER                        Director                              November 12, 1998
----------------------------------------
    Richard A. Archer


    /s/ JOHN C. CUSHMAN, III                     Director                              November 12, 1998
----------------------------------------
    John C. Cushman, III

             SIGNATURE                                    TITLE                             DATE
             ---------                                    -----                             ----
    /s/ BRUCE KARATZ                             Director                              November 12, 1998
----------------------------------------
    Bruce Karatz

    /s/ CHARLES S. PAUL                          Director                              November 12, 1998
----------------------------------------
    Charles S. Paul

    /s/ EDWARD R. SAUSE                          Director                              November 12, 1998
----------------------------------------
    Edward R. Sause